Contract No.: [ ]

Exhibit 4.7

Advertising Services Agreement

The Contract is signed by the following parties in Haidian District, Beijing on January 1, 2022:

Party A: Beijing Kaikaiba Technology Co., Ltd.

Registered address: No. 201, F2, Building 40, Courtyard 8, Dongbeiwang West Road, Haidian District, Beijing

Domicile: No. 201, F2, Building 40, Courtyard 8, Dongbeiwang West Road, Haidian District, Beijing

Party B: Beijing Midui Education Technology Co., Ltd.

Registered address: No.104, F1, Building 41, Courtyard 8, Dongbeiwang West Road, Haidian District, Beijing

Domicile: No.104, F1, Building 41, Courtyard 8, Dongbeiwang West Road, Haidian District, Beijing

Party C: Hangzhou Kaikeba Technology Co., Ltd.

Registered address: Room 1401, F14, Building 6, Euro America Financial City, Cangqian Street, Yuhang District, Hangzhou City, Zhejiang Province

Domicile: Room 1401, F14, Building 6, Euro America Financial City, Cangqian Street, Yuhang District, Hangzhou City, Zhejiang Province

Party D: Beijing Baosheng Network Technology Co., Ltd.

Registered address: Room A-2252, F2, Building 3, Courtyard 30, Shixing Avenue, Shijingshan District, Beijing (Cluster Registration)

Address: F15, Block B, Yonghe Building, No. 28 Andingmen East Street, Dongcheng District, Beijing

Whereas: Party D is the authorized agent of Tencent enterprise services of Beijing Tencent Culture Media Co., Ltd. (hereinafter referred to as "Tencent"), the authorized agent of giant engine enterprise services of Beijing ByteDance Technology Co., Ltd. (hereinafter referred to as "Toutiao"), and the authorized agent of Kuaishou enterprise services of Beijing Kuaishou Advertising Co., Ltd. (hereinafter referred to as "Kuaishou"), and provides Tencent/Toutiao platform enterprise promotion service for Party A Beijing Kaikaiba Technology Co., Ltd., Party B Beijing Midui Education Technology Co., Ltd. and Party C Hangzhou Kaikaiba Technology Co., Ltd..

In the Contract, Party A Beijing Kaikaiba Technology Co., Ltd., Party B Beijing Midui Education Technology Co., Ltd. and Party C Hangzhou Kaikaiba Technology Co., Ltd. respectively establish contractual relations with Party D. The rights and obligations hereunder (including but not limited to raising objections, receiving invoices, issuing invoices, settlement, payment, litigation, etc.) shall be handled independently, and the legal responsibilities shall be borne independently. The Contract shall not be regarded as the basis for each subject to bear any joint and several liabilities, and shall not be regarded as the basis for each other to bear any legal responsibilities. Party A, Party B and Party C are collectively referred to as Party A.

In the process of providing promotion services for Party A, Party D can supervise, count and provide relevant data analysis on the consumption of Party A's related accounts through Party D's agency promotion platform according to Party A's product types and demand, and formulate relevant promotion plans, shoot and record promotional videos for Party A, including providing design, creativity and actors of promotional videos, carry out batch operation on Party A's materials to improve promotion efficiency, quickly position materials, carry out batch expansion of keywords, analyze keywords, and improve traffic, provide basic services for some accounts, such as account opening, account management, basic maintenance of accounts, material optimization, page optimization and other services, and provide other available network marketing services.

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Based on the principle of equality and mutual benefit, and in accordance with relevant laws and regulations of China, and through friendly negotiation, Party A and Party D have reached the following agreement on matters related to Party D's provision of promotion service and other network marketing services for Party A on Party D's agency platform:

1.	Definition

Unless otherwise agreed in the Contract, the following terms herein have the following meanings:

1.1

Party D's agency platform: Refers to the website where Party D has the authorization to release and promote advertisements and the website with which Party D has cooperative relationship. The Contract refers to the [Tencent/Toutiao/Kuaishou] advertising platform.

1.2

Network promotion service: Refers to a paid service provided by Party D to display Party A's promotion information on Party D's agency platform, including but not limited to any new marketing form continuously developed and launched by Party D's agency platform, including page advertisement release, effect advertisement release and agency recharge.

1.3

Page advertisement release service: Refers to a paid service provided by Party D to display Party A's promotion information on the page of Party D's agency platform, and its fee settlement basis is different prices at different page positions.

1.4

Effect advertisement release service: Refers to a paid service provided by Party D to display Party A's promotion information and video on the page of Party D's agency platform, and its expenses are settled based on advertisement effect (CPC, CPM, CPD, etc.).

1.5

Wireless advertisement release service: Refers to a paid service provided by Party D to display Party A's promotion information on Party D's agency platform that is a wireless client, and its expenses are settled based on page advertisement, effect advertisement and other charging methods.

1.6

CPT: Cost Per Time, the cost calculation mode of charging by time unit, that is, the mode of pricing according to the display of advertisements at specific positions on Party D's agency platform in unit time.

1.7

CPC: Cost Per Click. In the relevant pages or interfaces of Party D's agency platform, every time when a network user clicks on Party A's advertisement, Party D shall deduct the click fee from the advance payment of Party A's promotion fee according to the Contract.

1.8

CPD: Cost Per Download, the promotion fee charged by Party D according to the Contract every time when the network user downloads the link content given by Party A in the relevant pages or client interface of Party D's agency platform.

1.9

CPM: Cost Per Mille. The cost calculation mode of charging by thousands of displays, that is, every thousand displays of the products on Party D’s agency platform will generate a CPM; Party A has different CPM in corresponding industries, and the specific expenses and display volume shall be subject to the actual statistical data of Party D's agency platform.

1.10

DSP: Demand-Side Platform, refers to a paid service provided by Party D to display and promote Party A's information on Party D's agency platform, and its expenses shall be settled with the charging method on Party D's agency platform, that is, the automatic deduction method of the system.

1.11

Agency recharge service: Refers to the service provided by Party D to open an account and recharge in the name of the final user on Party D’s agency platform according to the Execution Form or email confirmed by both parties.

1.12

Agency recharge instruction: Party A shall authorize the docking person to issue an agency recharge instruction to Party D within the term of the Contract. When Party A sends the instruction by mail and receives the reply and confirmation from Party D, the recharge instruction shall take effect and both parties shall execute according to the instruction.

1.13	Discount: Refers to the preferential quota provided by Party D for Party A based on the public quotation of Party D's network promotion service, which belongs to one of discounts.
1.14

Distribution resource: Refers to free network promotion service provided by Party D for Party A according to the specific conditions of Party A's performance of the Contract and the amount paid by Party A, which belongs to one of discounts. Distribution resource shall be designated by Party D, and its price shall not be discounted any more.

1.15	Unless otherwise agreed, the term "month", "day" and "quarter" herein refers to calendar month, calendar day and natural quarter.
1.16	The title of the Contract and the title of each clause are drawn up for convenience of retrieval and should not be used to explain the meaning of the Contract.
2.	Service term and expense settlement
2.1	The term of the Contract is from [January 1, 2022 to December 31, 2022].
2.2

The charging method of effect advertisement shall be subject to the charging rules of the media platform pre-recharge bidding system. Party A shall observe the actual consumption of the promotion account from time to time, and recharge the account according to the method agreed in the Article when the remaining balance of the account is expected to be insufficient.

2.3

In the promotion process of Party A, Party D provides Party A with advance in cash for agency recharge service, Party D recharges Party A's account with advance in cash firstly, and Party A then makes a settlement with Party D on a monthly basis based on the [actual consumption amount]. Before each recharge, Party A shall initiate the demand for recharge with advance in cash to Party D 3 working days in advance, and Party D shall send information like the amount of advance in cash by mail and provide account recharge service after Party A replies and confirms it. The email of advance in cash designated by both parties shall be subject to

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Article 10.1 hereto. The confirmation email of advance in cash sent by the email of advance in cash designated by both parties shall be a supplement hereto and have the same legal effect as the Contract, but the payment time agreed in the email is longer than that agreed herein.

2.4	Party A entrusts Party D to carry out [□ CPC □ CPD √CPM □ CPT □DSP] promotion service on Party D's agency platform.
2.5	Discounts:
2.5.1	In the process of information promotion, Party A will enjoy the following discounts:

Toutiao: The rebate is [0] %.

Tencent and Guangdiantong shall additionally reach a supplementary agreement on discounts.

Example: The rebate is 5%. If Party A requests for recharging 100 yuan, Party D will recharge 105 yuan for Party A, and the rebate amount will not be involved in the settlement.

2.5.2

The rebate (if any) provided by Party D and the rebate (if any) given to Party A by Party D's agency platform shall be implemented separately and calculated independently according to their respective policies without affecting each other;

2.5.3

Based on the needs of business development, if Party A signs the 2022 Framework Agreement with Party D's agency platform, Party D's agency platform shall give Party A any discount (including but not limited to rebate and return of goods) according to the framework agreement. If such concessions are distributed to Party D's account, Party D can only allocate such concessions to the advertising accounts of Party A and its affiliated company for the advertising consumption of Party A and its affiliated company, and may not be used for other purposes; otherwise, Party D will compensate Party A according to double concessions.

2.5.4

Party D promises that after Party D's agency platform gives the rebate/return of goods to Party D's account agreed in the framework agreement at that time, Party D will immediately show the corresponding proofs to Party A, explicitly display the total amount of rebate/return of goods received at present, and allocate them to Party A's accounts according to the recharge instructions confirmed by Party A.

2.6

Mode of payment: Details of promotion expenses actually consumed by Party A in each natural month (N) shall be checked by both parties within the first five working days of the following month (N+1). After the reconciliation is correct, Party D shall send a stamped statement to Party A (see Annex I for details) and issue an equivalent, legal and valid special VAT invoice for Party A. The invoice details are [modern service-network promotion fee] and the tax rate is [6%]. If both parties have any objection to the settlement amount and details, the actual consumption amount in Party D's agency platform system shall prevail. Party A shall pay Party D before the 15th day of the next 3 months (N+3) after receiving the invoice and statement. For example, the actual consumption amount in September shall be paid prior to December 15, while that in October shall be paid prior to January 15 of the following year, and so on.

2.7

If Party D fails to provide invoices or delays in providing invoices, Party A has the right to refuse or delay payment of settlement fees to Party D, and does not bear any liability for breach of contract, and Party D shall continue to perform relevant obligations hereunder.

2.8	The billing information specified by Party A is as follows:

Enterprise name: Beijing Kaikuoba Technology Co., Ltd.

Taxpayer identification number:

Address:

Opening bank:

Enterprise account number:

Enterprise Name: Beijing Midui Education Technology Co., Ltd.

Taxpayer identification number:

Address:

Opening bank:

Enterprise account number:

Enterprise name: Hangzhou Kaikeba Technology Co., Ltd.

Taxpayer identification number:

Address:

Tel:

Opening bank:

Enterprise account number:

2.9

If the invoice is issued incorrectly due to Party D, Party A has the right to ask Party D to issue the invoice again and make a payment after Party D issues the invoice that meets the requirements; if Party D issues an incorrect invoice due to the incorrect information provided by Party A, Party D shall require Party A to provide correct information and reissue the invoice, and shall not bear the corresponding liability for breach of contract, and Party D shall continue to perform relevant obligations hereunder. The invoice shall not used as a payment voucher.

2.10	Bank account number information of Party D:

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Account name: [Beijing Baosheng Network Technology Co., Ltd.]

Opening bank:

Bank account No.:

3.	Rights and obligations of Party A
3.1

Party A guarantees that relevant qualification documents provided for Party D for the performance of the Contract are true, legal, sufficient and continuously valid during the term of the Contract, and that they will not infringe upon the legitimate rights and interests of any third party. Otherwise, Party A shall bear the legal and economic responsibilities arising therefrom. During the validity period of the Contract, Party A will only provide Party D with trademarks, trade names, product introduction and other contents.

3.2

Party A has the right to review and accept the promotion works made by Party D, and put forward modification opinions. Party D shall complete the modification within 1 working day from the date of receiving Party A's acceptance opinions and submit them to Party A for acceptance again until the acceptance is qualified. During the cooperation between both parties, any promotional works produced by Party D shall be reviewed and accepted Party A before Party D can release them online.

3.3

Party A entrusts Party D with the operation of the promotion account, but Party D shall confirms with Party A before conducting any operation and releasing any content. After the promotion information is released, neither Party A nor Party D shall change the released content without authorization. Otherwise, in case of any infringement to a third party, punishment of Party D's agency platform and/or administrative investigation by government departments, the delinquent party shall bear relevant legal and economic responsibilities and compensate all losses caused to the observant party.

3.4

Relevant statistical data hereunder shall be subject to the system data of Party D's agency platform. Party D guarantees that it will not interfere with the authenticity, objectivity and validity of the statistical data by any cheating means. In addition, Party D shall submit monthly release report to Party A, which shall be accepted and confirmed by Party A. If Party A disagrees with the promotion service (including but not limited to: incorrect release or omission) or relevant statistical data (including but not limited to: delivery volume, visits, exposure, delivery time, directional delivery conditions, clicks and downloads), Party A shall submit the report in written form like e-mail within 15 days after receiving the report, and Party D shall cooperate with Party A to check the objection data or provide the corresponding basis for actual performance. Party A's objection shall not affect the settlement of other expenses, and the expenses of the objection part shall be paid after both parties check and confirm or reach an agreement through consultation. Party D shall cooperate with Party A and Party D's agency platform to check the objection data and require the platform to issue valid certification documents. If the dispute remains unresolved, both parties may entrust a qualified third-party institution to carry out data monitoring, and the expenses shall be borne by the mistake party.

4.	Rights and obligations of Party D
4.1

Party D promises that it has all the qualifications, authorizations and permissions (if any) to sign and perform the Contract, has obtained the complete authorization of Party D's agency platform, and has the right to provide Party A with the services agreed herein. If Party D violates the aforesaid commitments, it shall bear the corresponding legal and economic responsibilities, refund all the expenses paid by Party A at the same time, and compensate Party A for the economic losses incurred.

4.2	Party D shall provide relevant services for Party A in accordance with the Contract. Party D shall provide professional team and service support for Party A:

1) Party D arranges the operation manager to supervise the financial and delivery processes, and Party D's materials (pictures & videos) are preferentially allocated and supported.

2) Party D provides service support for operators. One optimizer is added for every 5w increase in delivery volume (i.e. actual consumption amount); one graphic designer is added for every 10w increase in delivery volume (i.e. actual consumption amount); details of the overall configuration scheme are as follows:

(1) If the daily actual consumption amount is no more than 5w, the operation team support: Operation manager in charge of supervision + operation manager in charge of coordination + one operator in charge of cooperation optimization + one graphic artist + video team

(2) If the daily actual consumption amount is no less than 5w and no more than 10w, the operation team support: Operation manager in charge of supervision + operation manager in charge of coordination + two operators in charge of cooperation optimization + an artist + video team

(3) If the daily actual consumption amount is more than 10w and no more than 15w, the operation team support: Operation manager in charge of supervision + operation manager in charge of coordination + three operators in charge of cooperation optimization + two artists + video team,

(4) And so on.

4.3

Party D has the obligation to provide Party A with the services of opening an account in the early stage and communicating and dredging with Party D's agency platform in the later stage. If the advertising information provided by Party A is not approved by the promotion platform, Party D shall explicitly explain the reasons for non-compliance and put forward suggestions for modification, so as to assist Party A’s advisement in review and release.

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4.4

Within the validity period of the Contract, Party D has the right to adjust its own sales policies (including but not limited to price, discounts, etc.) according to market conditions, sales policies of Party D's agency platform, etc. If the new sales policies are more favorable, all valid orders of Party A shall be implemented according to the new sales policies after the announcement and implementation of the new sales policies; otherwise, they shall be implemented according to the old sales policies. Party D has the obligation to notify Party A in writing of the specific changes within [7] days before the implementation of new sales policies.

4.5

If there is any incorrect release or omission in the promotion due to Party D's fault or negligence, Party D may compensate Party A according to the principle of "one incorrect release and one makeup, one omission and one makeup".

4.6

In case the goodwill or other legal rights and interests of Party A are damaged due to Party D during the promotion process, Party A has the right to terminate the Contract and require Party D to compensate Party A for all losses incurred.

4.7

Party D guarantees that all performance behaviors of Party D's agency platform or channel and its promotion do not violate relevant laws and regulations of China and do not infringe on the legitimate rights and interests of any third party; otherwise, Party D shall independently solve or bear the legal and economic responsibilities arising therefrom, and compensate Party A for all losses incurred.

4.8

Party D is responsible for providing advertising materials, making and releasing advertising contents, including but not limited to pictures, texts, videos, etc. After Party D completes the production of advertising contents, it shall submit them to Party A for review before release. Party A's review of advertising contents does not exempt Party D from its responsibilities.

4.9	Without the written consent of Party A, Party D shall not transfer its obligations hereunder to any third party.
5.	Business secrets and intellectual property rights
5.1

Without the written permission of the other party, either party shall disclose any content of the terms of the Contract and the signing and performance of the Contract to a third party unrelated to the performance of the Contract (except for the requirements of relevant laws, regulations, government departments, stock exchanges or other regulatory agencies and the legal, accounting, commercial and other consultants and authorized employees of Party A and Party D), and any information of the other party and its affiliated company obtained through the signing and performance of the Contract.

5.2

Either party shall disclose any information (including but not limited to contract amount, price and discounts) known to the third party unrelated to the performance of the Contract. Otherwise, if losses are caused to the other party, the delinquent party shall bear all compensation liabilities (including but not limited to: travel expenses, legal fees and attorney fees), and eliminate the influence on and restore the reputation of the other party, and pay 30% of the amount involved in the Contract, annexes and related components as liquidated damages to the other party.

5.3

The performance of the Contract does not mean that the confidentiality obligation of business secrets is eliminated, and the confidentiality clause still has legal effect. In case of violation, the delinquent party shall bear all losses caused to the observant party.

5.4

During the validity period of the Contract, Party D shall ensure the authenticity and legality of all relevant materials and their qualifications provided, and ensure that the words and pictures provided do not violate the relevant provisions of laws and regulations, national policies and relevant rules of the internet platform, and do not infringe upon the legitimate rights and interests of any third party. If the content provided by Party D violates laws and regulations, national policies or relevant rules of the internet platform, or leads to any infringement or dispute with a third party, Party D shall bear all the responsibilities independently. Therefore, if it causes damage to Party A or any third party, Party D shall compensate for all the losses arising therefrom, and the delivery expenses in case of disputes shall not be settled (without affecting the settlement of expenses without disputes arising from normal delivery before); if Party D has more than two (including two) violations, Party A has the right to terminate the cooperation in advance.

5.5

The rights of the works entrusted by Party A to Party D, including but not limited to ownership, intellectual property rights, portrait rights and reputation rights, belong to Party A. Without the written permission of Party A, Party D shall not use the aforesaid materials, data and finished products that can be released for any purpose other than the purpose of the Contract in any way.

6.	Liability for breach of contract
6.1

If either party violates its obligations hereunder, the delinquent party shall immediately stop its breach of contract and compensate the observant party for all losses incurred within 10 days on the date of receiving the written notice from the observant party requesting for correcting its breach of contract. If the delinquent party continues to breach the Contract or fails to perform its obligations, the observant party shall have the right to investigate the delinquent party's liability for breach of contract, including compensation for all losses incurred, in addition to unilateral termination of the Contract.

6.2

If Party A fails to pay Party D in accordance with the Contract, it shall pay two over ten thousand of the overdue amount for each day overdue as liquidated damages. If the overdue day exceeds 15 days, Party D shall have the right to terminate the Contract immediately and request Party A for compensating Party D for the losses incurred. However, the liquidated damages paid by

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Party A shall not exceed 5% of the amount owed.

6.3

If there are any defects in Party D's qualifications, authorizations and permissions, thus preventing Party D from providing the services hereunder, or Party D’s promotion services cannot meet Party A's needs, Party A has the right to unilaterally terminate the Agreement after issuing written notice to Party D without violating the Contract.

6.4

If Party D releases the promotion content through Party A's account without Party A's review and acceptance, thus Party A is subject to administrative punishment, media platform punishment/fine or bears other responsibilities, Party D shall bear relevant legal and economic responsibilities and compensate Party A for all losses incurred, including but not limited to fines, penalties and other losses caused by the punishment.

6.5	If there is any special agreement on the liability for breach of contract herein, the special agreement shall prevail.
7.	Force majeure
7.1

Force majeure refers to events beyond the reasonable control of both parties, which is unforeseeable or unavoidable even if foreseen, and which prevents, affects or delays either party from performing all or part of its obligations hereunder. Such events include, but are not limited to, government acts, natural disasters, wars or any other similar events. In view of the special nature of the internet, force majeure also includes but is not limited to the following situations that affect the normal operation of the internet: hacker attacks, major impacts caused by technical adjustments in the telecommunications sector, temporary shutdowns caused by government regulations, and virus attacks.

7.2

In case of force majeure, the informed party shall promptly and fully send a written notice to the other party, inform the other party of the possible impact of such events on the Contract, provide relevant certificates within a reasonable period of time, and minimize the adverse impact of force majeure on the performance of the Contract; otherwise, it shall be responsible for the expanded loss.

7.3	Both parties shall not bear any liability for breach of contract between them if part or all of the Contract fails be performed or is delayed due to the above-mentioned force majeure events.
7.4	If force majeure occurs after one party's delay or defective performance, it will not be exempted from its prior liability for breach of contract.
8.	Dispute resolution and law application
8.1

All disputes arising from the performance of the Contract shall be settled by both parties through friendly negotiation. If no agreement can be reached through negotiation, it shall be settled by litigation in Haidian District People's Court of Beijing where the Contract is signed.

8.2

The conclusion, validity, interpretation, performance, modification, termination and dispute resolution of the Contract shall be governed by the relevant laws and regulations of the People's Republic of China.

9.	Entry into force and termination of the Contract
9.1	The Contract shall come into effect after both parties affix their official seals or special seals for contracts.
9.2

The early termination of the Contract shall not affect the rights and/or obligations previously enjoyed by both parties due to the performance of the Contract, including but not limited to payment of Party A to Party D for the services already provided according to the promotion fees agreed herein if Party D has provided advertising promotion services as agreed herein; the delinquent party's breach of contract due to its breach of contract.

10.	Supplementary provisions
10.1

For the convenience of communication in the execution of the Contract, it shall be specified that both parties shall designate the docking person and the designated email of advance in cash, and Party A shall designate the special docking person and email of advance in cash according to the specific internal business division. The specific division rules shall be subject to Party A's requirements, and the specific information is as follows:

Docking person of Party A: Xu Yuanyuan	Docking person of Party A: Qu Rongnan
E-mail:	E-mail:
Tel:	Tel:

Docking person of Party A: Gu Liren	Docking person of Party A: Wang Hongjun
E-mail:	E-mail:
Tel:	Tel:

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Docking person of Party D: Zou Wei
E-mail:
Tel:

10.2	Both parties may change the docking person mentioned in Article 10.1 hereto in any of the following ways:

10.2.1 The changing party shall inform the other Party by written notice (which shall be signed);

10.2.2 The original authorized person or original contact person of the changing party shall inform the other Party by email.

Both parties shall notify each other in the above form 5 working days in advance; otherwise, they shall bear all liabilities caused by failure to notify in time.

10.3

Except for the work agreed herein, either party shall use or copy the trademark, logo, commercial information, technology and any other proprietary materials of the other party without the prior written consent of the other party.

10.4

For matters not covered herein, both parties shall conclude a supplementary agreement to amend, supplement or adjust the Contract through negotiation. In case of any conflict between the supplementary agreement and the Contract, the supplementary agreement shall prevail.

10.5	The Contract is made in quadruplicate, with one copy held by Party A, Party B, Party C and Party D, which has the same legal effect.
10.6	The notes, annexes and supplementary agreement hereto are an integral part of the Contract and have the same legal effect as the Contract.
10.7	Annex I: Statement (Template).

Annex II: A scanned copy of power of relevant attorney of the authorized agent of the media platform is stamped with the original official seal.

(The remainder of the page is intentionally left blank)

Party A: [Beijing Kaikaiba Technology Co., Ltd.]	Party B: [Beijing Midui Education Technology Co., Ltd.]
(Stamped with official seal or special seal for contract)	(Stamped with official seal or special seal for contract)
Signature of authorized representative:	Signature of authorized representative:
Signed on: January 1, 2022	Signed on: January 1, 2022

Party C: [Hangzhou Kaikaiba Technology Co., Ltd.]	Party D: [Beijing Baosheng Network Technology Co., Ltd.]
(Stamped with official seal or special seal for contract)	(Stamped with official seal or special seal for contract)
Signature of authorized representative:	Signature of authorized representative:
Signed on: January 1, 2022	Signed on: January 1, 2022

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